                                                                                                                        Execution Version

PERINI CORPORATION

FIRST AMENDMENT AND WAIVER

      THIS FIRST AMENDMENT AND WAIVER (this "Amendment") is entered into as of February 14, 2003 by and among PERINI CORPORATION, a Massachusetts corporation (the "Borrower"), with its chief executive office at 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701 and FLEET NATIONAL BANK, as Administrative Agent (the "Administrative Agent") and the Lenders under the Credit Agreement, as defined below. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as defined below.

R E C I T A L S

      WHEREAS, the Borrower, the Administrative Agent and the Lenders have previously entered into a Credit Agreement dated as of January 23, 2002 (the "Credit Agreement");

      WHEREAS, the Borrower has requested and the Administrative Agent and the Lenders have agreed that the Commitment of the Lenders to make Revolving Loans shall increase from an aggregate amount of $45,000,000 to an aggregate amount of $50,000,000 on the terms and conditions set forth herein;

      WHEREAS, the Borrower has requested that a waiver of the Borrower's compliance with a certain financial covenant under the Credit Agreement be granted and that certain modifications be made to the Credit Agreement, and the Lenders have agreed to grant such waiver and permit such modifications to the Credit Agreement on the terms and conditions set forth herein;

      WHEREAS, by letter dated January 21, 2003, the Lenders granted their consent to the acquisition by the Borrower on such date of all of the outstanding stock of James A. Cummings, Inc., a Florida corporation ("JAC"), conditioned on the delivery of certain documents set forth herein;

      NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by the Borrower, the Administrative Agent and the Lenders from a continuing relationship under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      A. Amendments to Credit Agreement.

1. Section 1.01 of the Credit Agreement is hereby amended as follows:

      (a) The following defined terms are hereby amended in their entirety to read as follows:

“Available LC Amount” means at any time an amount equal to the lesser of (x) $7,500,000 and (y) the excess, if any, of (i) the aggregate amount of the

Commitments over (ii) the aggregate outstanding principal amount of the Revolving Loans.

“Commitment” means, with respect to each Lender, (i) on the Effective Date, such Lender’s commitment to make Revolving Loans pursuant to Section 2.01(a) and Term Loans pursuant to Section 2.01(b), in each case, up to such Lender’s Revolving Credit Commitment and (ii) thereafter, such amount as reduced from time to time pursuant to Section 2.09 and Section 2.10.

“Consolidated Tangible Net Worth” means, at any date, the consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries, less the sum of: (a) their consolidated Intangible Assets, (b) reserves not already deducted from assets, (c) value of minority interests in Subsidiaries, (d) value of non-compete agreements, (e) loans to shareholders, officers, employees and Affiliates (other than a Joint Venture), and at any date on and after December 31, 2002, (f) the value of assets attributable to overfunding of Plan or Multiemployer Plan benefit obligations, plus at any date on and after December 31, 2002, the amount of all liabilities attributable to underfunding of Plan or Multiemployer Plan benefits obligations, all of the foregoing to the extent included in such consolidated stockholders’ equity and determined as of such date. For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (i) all write ups (other than write ups resulting from foreign currency translations and write ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 2000 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary and (ii) all unamortized debt discount and expense, capitalized real estate taxes (to the extent not permitted to be capitalized in accordance with generally accepted accounting principles as in effect on the date hereof), goodwill, patents, trademarks, service marks, trade names, copyrights, franchises, organization or developmental expenses, unamortized equity costs, and other assets that would be classified as intangible assets under GAAP.

“Revolving Credit Termination Date” means the earlier of (i) June 30, 2005, or (b) the date of termination in whole of the Commitments pursuant to Section 6.01.

     (b)  The defined term “Effective Date Commitment Amount” is hereby deleted, and the following defined term “Revolving Credit Commitment” substituted in its place:

“Revolving Credit Commitment” means, (a) in the aggregate, $50,000,000; and (b) for each Lender, $50,000,000 multiplied by the percentage set forth below for such Lender:

          Fleet National Bank           66.67%
          Banknorth, N.A.               33.33%

      (c) The following new defined term is hereby added:

“Peekskill Facility” means the office building/maintenance facility located at 1022 Lower South Street, Peekskill, New York.

2. Section 5.07 of the Credit Agreement is hereby amended by amending subsections (a) and (f) in their entirety to read as follows:

      (a) Minimum Net Operating Profit. As of the end of each fiscal quarter, the Borrower shall not permit Net Operating Profit to be less than the amount set forth for such quarter below, calculated in the aggregate for the four consecutive fiscal quarters then ending:

     Fiscal Quarters Ending                 Minimum Net Operating Profit

            3/31/03                                $18,000,000
            6/30/03                                $21,000,000
            9/30/03                                $24,000,000
    12/31/03 and thereafter                        $25,000,000

     (f)  Maximum Capital Expenditures. The Borrower will not permit the aggregate amount of Consolidated Capital Expenditures during any fiscal year, commencing with the fiscal year ending December 31, 2001, to exceed $5,000,000, excluding any Consolidated Capital Expenditures made or incurred in connection with (i) the acquisition of the Peekskill Facility; and (ii) any other purchase(s) of any building(s) to be used in the operations of Perini Building not to exceed $700,000 in the aggregate as to all such purchases.

3. Section 5.08 of the Credit Agreement is hereby amended by adding the following new subsection “(g)" immediately following existing subsection “(f)":

     (g) Debt owing to M&T Bank, National Association, or any of its affiliates, not to exceed $1,700,000 with respect to the mortgage financing for the Peekskill Facility, and any refinancing, extension, renewal or refunding thereof, provided that any refinancing, extension, renewal or refunding of any such Debt shall not increase the principal amount of such Debt outstanding at the time of such refinancing, extension, renewal or refunding.

4. Section 5.13 of the Credit Agreement is hereby amended in its entirety to read as follows:

Real Estate Investments. The Borrower will not, and will not permit any Consolidated Subsidiary to, make any Real Estate Investment; provided that this Section shall not prohibit the Borrower or any Consolidated Subsidiary from (i) acquiring the Peekskill

Facility, or (ii) incurring reasonable costs associated with the Peekskill Facility or any other real property owned by the Borrower or any Consolidated Subsidiary on the date hereof in accordance with the Real Estate Plan.

5. Schedule 4.03(b) (“Real Property Interests”), Schedule 4.07(b) (“Information Supplied With Respect To Environmental Matters”), Schedule 4.09 (“Subsidiaries of Perini Corporation”), Schedule 4.15 (“Schedule Of Bank Accounts”), Schedule 5.08 (“Debt Of The Borrower And Its Subsidiaries”) and Schedule 5.10 (“Existing Liens) are hereby deleted and the new Schedule 4.03(b), Schedule 4.07(b), Schedule 4.09, Schedule 4.15, Schedule 5.08 and Schedule 5.10 attached to this Amendment are substituted in their stead.

      B. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that: (a) the Borrower has the full power and authority to execute, deliver and perform its respective obligations under, the Credit Agreement, as amended by this Amendment, (b) the execution and delivery of this Amendment has been duly authorized by all necessary action of the Board of Directors of the Borrower; (c) the representations and warranties contained or referred to in Article IV of the Credit Agreement are true and accurate in all material respects as of the date of this Amendment; and (d) other than other than the Borrower's failure to comply with the covenant set forth in Section 5.07(a) (Minimum Net Operating Profit) of the Credit Agreement, as in effect immediately prior to the Effective Date (the "Covenant Default"), for the fiscal quarter ending December 31, 2002 (the "Fiscal Period"); no Event of Default has occurred and is continuing or will result after giving effect to this Amendment and the transactions contemplated by this Amendment and the Credit Agreement.

      C. Other.

      1. This Amendment shall take effect upon receipt by the Administrative Agent of:

          (i) this Amendment duly executed and delivered by the Borrower;

          (ii) the (a) $33,333,333.33 Amended and Restated Revolving Credit Note payable by the Borrower to Fleet National Bank, and (b) the $16,666,666.67 Amended and Restated Revolving Credit Note payable by the Borrower to Banknorth, N.A., each duly executed and delivered by the Borrower;

          (iii) new Annex A to the Borrower Pledge Agreement executed by the Borrower, together with original stock certificate #11 evidencing 4125 shares of JAC standing in the name of the Borrower and an executed and undated stock power with respect to such shares;

          (iv) the Joinder Agreement, substantially in the form of Exhibit A to Subsidiary Guarantee Agreement, executed by JAC;

          (v) the Joinder Agreement, substantially in the form of Exhibit A to Security Agreement, executed by JAC;

          (vi) a Clerk's Certificate executed by the Clerk of the Borrower with regard to resolutions, organizational matters and officer incumbencies;

          (vii) Legal Existence/Good Standing Certificate issued by the Massachusetts Secretary of the Commonwealth for the Borrower;

          (viii) a Secretary's Certificate executed by the Secretary of JAC with regard to resolutions, organizational matters and officer incumbencies;

          (ix) Certified copies of organizational documents for JAC on file with the Florida Secretary of State,

          (x) Legal Existence/Good Standing Certificate issued by the Florida Secretary of State for JAC;

          (xi) an opinion of counsel for the Borrower and JAC, addressed to the Administrative Agent and dated the date of this Amendment which opinion meets the Administrative Agent's reasonable legal opinion requirements;

          (xii) payment to the Administrative Agent, for the pro rata accounts of the Lenders, of an Amendment and Renewal Fee in the amount of $75,000 to be debited to account number #0236422481 with Fleet National Bank; and

          (xiii) Payment of all costs and expenses (including, without limitation, the reasonable costs and expenses of the Administrative Agent's counsel) incurred by the Administrative Agent in connection with this Amendment.

      2. In reliance upon the representations of the Borrower to the Administrative Agent and the Lenders that no Default or Event of Default exists under the Credit Agreement other than the Covenant Default, the Lenders hereby waive the Covenant Default for the Fiscal Period.

      This waiver is limited to the Covenant Default for the Fiscal Period only and is not, nor shall it be construed as, a waiver of any other Default or Event of Default under the Credit Agreement, now existing or hereafter occurring, nor shall anything herein or the Lenders' actions hereunder be construed so as to imply that the Lenders have agreed, or are obligated, to grant any future waivers under the Credit Agreement. Nothing in this Amendment shall be construed to be an amendment of any provision of the Credit Agreement, and, except as otherwise expressly provided herein, all of the provisions of the Credit Agreement shall remain in full force and effect.

      3. This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflicts of law rules. All parts of the Credit Agreement, the Financing Documents and the Fee Letter not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Credit Agreement shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail. Upon the execution of this Amendment, all references to the Credit Agreement in that document, or in any related document, shall mean the Credit Agreement as amended by this Amendment. Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Credit Agreement, and, except as specifically provided in this Amendment, the Credit Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, each of the Borrower, the Administrative Agent and the Lenders in accordance with Section 9.05 of the Credit Agreement, has caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date set forth in the preamble on page one of this Amendment.

                                  BORROWER:

WITNESSED AS TO BOTH:             PERINI CORPORATION

/s/Tammi A. Rice                  By: /s/Robert Band
Tammi A. Rice                            Robert Band
Print Name                               President and Chief Operating Officer

                                  By: /s/Susan C. Mellace
                                         Susan C. Mellace
                                         Treasurer

                                  ADMINISTRATIVE AGENT:

                                  FLEET NATIONAL BANK, as Administrative Agent

                                  By: /s/Thomas F. Brennan
                                         Thomas F. Brennan
                                         Senior Vice President

                                  LENDERS:

                                  FLEET NATIONAL BANK

                                  By: /s/Thomas F. Brennan
                                         Thomas F. Brennan
                                         Senior Vice President

                                  BANKNORTH, N.A.

                                  By: /s/Jon R. Sundstrom
                                         Jon R. Sundstrom
                                         Senior Vice President